SUB-ITEM 77I
Terms of new or amended securities

(a)(1) Inflation-Adjusted Bond, Ginnie Mae, Government Bond and Short-Term
Government each renamed its Advisor Class “A Class”, effective 03/01/10.
The Advisor Class shares of each of the funds were renamed A Class shares.
A Class shares have a front end sales charge (load).  However, the sales charge on A Class shares will be waived for purchases of additional shares in accounts that held shares of an Advisor Class fund prior to March 1, 2010.

(b)(1) Inflation-Adjusted Bond, a series of the Registrant (the trust), began offering C and R Classes during the period, effective 03/01/10.
 (2) Ginnie Mae, a series of the trust, began offering C Class during the period, effective 03/01/10.
(3) Government Bond and Short-Term Government, each a series of the trust, began offering Institutional, C and R Classes during the period, effective
03/01/10.

    Each fund is a series of shares issued by the trust, and shares of each fund have equal voting rights. In addition, each series (or fund) may be divided into separate classes. Additional funds and classes may be added without a shareholder vote. Each fund votes separately on matters affecting that fund exclusively. Voting rights are not cumulative, so that investors holding more than 50% of the trust’s (i.e.., all funds’) outstanding shares may be able to elect a Board of Trustees. The trust undertakes dollar-based voting, meaning that the number of votes a shareholder is entitled to is based upon the dollar amount of the shareholder’s investment. The election of trustees is determined by the votes received from all trust shareholders without regard to whether a majority of shares of any one fund voted in favor of a particular nominee or all nominees as a group.
    Each shareholder has rights to dividends and distributions declared by the fund he or she owns and to the net assets of such fund upon its liquidation or dissolution proportionate to his or her share ownership interest in the fund. Shares of each fund have equal voting rights, although each fund votes separately on matters affecting that fund exclusively.
    The assets belonging to each series are held separately by the custodian and the shares of each series represent a beneficial interest in the principal, earnings and profit (or losses) of investments and other assets held for each series. Shareholder rights are the same for all series of securities unless otherwise stated. Within their respective series, all shares have equal redemption rights. Each share, when issued, is fully paid and non-assessable.
    The A, C, and R Class shares of the funds are made available to participants in employer-sponsored retirement plans and to persons purchasing through broker-dealers, banks, insurance companies and other financial intermediaries that provide various administrative, shareholder and distribution services. The funds’ distributor enters into contracts with various banks, broker-dealers, insurance companies and other financial intermediaries, with respect to the sale of the funds’ shares and/or the use of the funds’ shares in various investment products or in connection with various financial services.
    Certain recordkeeping and administrative services that would otherwise be performed by the funds’ transfer agent may be performed by a plan sponsor (or its agents) or by a financial intermediary for
A Class, C Class and R Class investors. In addition to such services, the financial intermediaries provide various individual shareholder and distribution services.
    To enable the funds’ shares to be made available through such plans and financial intermediaries, and to compensate them for such services, the funds’ Board of Trustees has adopted the A, C and
R Class Plans.

Pursuant to the A Class Plan, the A Class pays the funds’
distributor 0.25% annually of the average daily net asset value of the funds’ A Class shares. The distributor may use these fees to pay for certain ongoing shareholder and administrative services and for distribution services, including past distribution services. This payment is fixed at 0.25% and is not based on expenses incurred by the distributor.

Pursuant to the C Class Plan, the C Class pays the funds’
distributor 1.00% annually of the average daily net asset
value of the funds’ C Class shares, 0.25% of which is paid
for certain ongoing individual shareholder and administrative services and 0.75% of which is paid for distribution services, including past distribution services. This payment is fixed
at 1.00% and is not based on expenses incurred by the distributor.

Pursuant to the R Class Plan, the R Class pays the funds’
distributor 0.50% annually of the average daily net asset value of the R Class shares.  The distributor may use these fees to pay for certain ongoing shareholder and administrative services and for distribution services, including past distribution
services. This payment is fixed at 0.50% and is not based on expenses incurred by the distributor.

The distributor then makes these payments to the financial
intermediaries (including underwriters and broker-dealers, who may use some of the proceeds to compensate sales personnel) who offer the A Class for the services described below. No portion of these payments is used by the distributor to pay for advertising, printing costs or interest expenses.
    Payments may be made for a variety of individual shareholder services, including, but not limited to:
    (a)  providing individualized and customized investment advisory services, including the consideration of shareholder profiles and specific goals;
    (b)  creating investment models and asset allocation models for use by shareholders in selecting appropriate funds;
    (c)  conducting proprietary research about investment choices and the market in general;
    (d)  periodic rebalancing of shareholder accounts to ensure compliance with the selected asset allocation;
    (e)  consolidating shareholder accounts in one place; and
    (f)  other individual services.
    Individual shareholder services do not include those activities and expenses that are primarily intended to result in the sale of additional shares of the funds.
    Distribution services include any activity undertaken or expense incurred that is primarily intended to result in the sale of A Class,
C Class or R Class shares, which services may include but are not limited to:
    (a)  paying sales commissions, on-going commissions and other payments to brokers, dealers, financial institutions or others who sell A Class, C Class or R Class shares pursuant to selling agreements;
    (b)  compensating registered representatives or other employees of the distributor who engage in or support distribution of the funds’ A Class, C Class or R Class shares;
    (c)  paying and compensating expenses (including overhead and telephone expenses) of the distributor;
    (d)  printing prospectuses, statements of additional information and reports for other-than-existing shareholders;
    (e)  preparing, printing and distributing sales literature and advertising materials provided to the funds’ shareholders and prospective shareholders;
    (f)  receiving and answering correspondence from prospective shareholders, including distributing prospectuses, statements of additional information,
and shareholder reports;
    (g)  providing facilities to answer questions from prospective shareholders about fund shares;
    (h)  complying with federal and state securities laws pertaining to the sale of fund shares;
    (i)  assisting shareholders in completing application forms and selecting dividend and other account options;
    (j)  providing other reasonable assistance in connection with the distribution of fund shares;
     (k)  organizing and conducting of sales seminars and payments in the form of transactional and compensation or promotional incentives;
    (l)  profit on the foregoing;
    (m)  paying service fees for providing personal, continuing services to investors, as contemplated by the Conduct Rules of the FINRA; and
    (n)  such other distribution and services activities as the advisor determines may be paid for by the funds pursuant to the terms of the agreement between the corporation and the funds’
distributor and in accordance with Rule 12b-1 of the Investment
Company Act.
    Each shareholder’s ability to purchase, exchange, redeem
and transfer shares will be affected by the policies of the
financial intermediary through which he/she does business.
Some policy differences may include
    • minimum investment requirements
    • exchange policies
    • fund choices
    • cutoff time for investments
    • trading restrictions
    In addition, a financial intermediary may charge a transaction fee for the purchase or sale of fund shares. Those charges are retained by the financial intermediary and are not shared with American Century
Investments or the funds.
    The funds have authorized certain financial intermediaries to accept orders on the funds’ behalf. American Century has selling agreements with these financial intermediaries requiring them to track the time investment orders are received and to comply with procedures relating to the transmission of orders. Orders must be received by the financial intermediary on the funds’ behalf before the time the net asset value is determined in order to receive that day’s share price. If those orders are transmitted to American Century and paid for in accordance with the selling agreement, they will be priced at the net asset value next determined after your request is received in the form required by the intermediary.
    Unless otherwise specified below, the minimum initial
investment amount to open an account is $2,500. Financial
intermediaries may open an account with $250, but may require their clients to meet different investment minimums.  There is a $50 minimum for subsequent purchases. However, there is no subsequent purchase minimum for financial intermediaries or employer-sponsored retirement plans, but financial intermediaries may require their clients to meet different subsequent purchase requirements.
    The Institutional Class shares are made available for
purchase by individuals and large institutional shareholders such as bank trust departments, corporations, retirement plans, endowments, foundations and financial advisors that meet the fund’s minimum investment requirements. Institutional Class shares are not available for purchase by insurance companies for variable annuity and variable life products.
    The minimum initial investment amount for Institutional
Class shares is $5 million ($3 million for endowments and
foundations) per fund. If you invest with us through a financial intermediary, this requirement may be met if your financial
intermediary aggregates your investments with those of other clients into a single group, or omnibus, account that meets the minimum.
The minimum investment requirement may be waived if you, or your financial intermediary if you invest through an omnibus account, have an aggregate investment in our family of funds of $10 million or more
($5 million for endowments and foundations), or in other situations as determined by American Century Investments. In addition,
financial intermediaries or plan recordkeepers may require
retirement plans to meet certain other conditions, such as plan size or a minimum level of assets per participant, in order
to be eligible to purchase Institutional Class shares.
    If you sell C, or in certain cases, A Class shares, you
may pay a sales charge, depending on how long you have held
your shares.  Redemption proceeds will be calculated using
the net asset value (NAV) next determined after we receive a transaction request in good order.

A fund’s net asset value, or NAV, is the price of the fund’s shares.
    However, we reserve the right to delay delivery of redemption proceeds up to seven days. For example, each time a shareholder makes an investment with American Century, there is a seven-day holding period before we will release redemption proceeds from those shares, unless a shareholder provides us with satisfactory proof that the purchase funds have cleared.  For funds with CheckWriting privileges, we will not honor checks written against shares subject to this seven-day holding period. Investments by wire generally require only a one-day holding period. If you change your address, we may require that any redemption request made within 15 days be submitted in writing and be signed by all authorized signers with their signatures guaranteed.
If you change your bank information, we may impose a 15-day holding period before we will transfer or wire redemption proceeds to your bank.
Please remember, if you request redemptions by wire, $10 will be deducted from the amount redeemed. Your bank also may charge a fee.  In addition, we reserve the right to honor certain redemptions with
securities, rather than cash.
    If, during any 90-day period, a shareholder redeems fund shares worth more than $250,000 (or 1% of the value of a fund’s assets if that amount is less than $250,000), we reserve the right to pay part or all of the redemption proceeds in excess of this amount in readily marketable securities instead of in cash. The portfolio managers would select these securities from the fund’s portfolio.
    We will value these securities in the same manner as we do in computing the fund’s net asset value. We may provide these securities in lieu of cash without prior notice. Also, if payment is made in securities, the shareholder may have to pay brokerage or other transaction costs to convert the securities to cash.
    If the redemption would exceed this limit and the shareholder would like to avoid being paid in securities, please provide us with an unconditional instruction to redeem at least 15 days prior to the date on which the redemption transaction is to occur. The instruction must specify the dollar amount or number of shares to be redeemed and the date of the transaction. This minimizes the effect of the redemption on a fund and its remaining investors.
    If the shareholder’s account balance falls below the minimum initial investment amount for any reason, American Century Investments reserves the right to redeem the shares in the account and send the proceeds to your address of record. Prior to doing so, we will notify the shareholder and give him/her 60 days to meet the minimum. Please note that shares redeemed in this manner may be subject to a sales charge if held less than the applicable time period.  The sharehol der also may incur tax liability as a result of the redemption.
For Institutional Class shares, we reserve the right to convert the shareholder’s shares to Investor Class shares of the same fund.
The Investor Class shares have a unified management fee that is 0.20% higher than the Institutional Class.
    Within 90 days of a redemption of any A Class shares, you may reinvest all of the redemption proceeds in A Class shares of any
American Century Investments fund at the then-current net asset value without paying an initial sales charge. At your request, any CDSC you paid on an A Class redemption that you are reinvesting will be credited to your account. You or your financial professional must notify the fund’s transfer agent in writing at the time of the reinvestment to take advantage of this privilege, and you may use it only once per account. This privilege applies only if the new account is owned by the original account owner.
    You may exchange shares of the fund for shares of the same class of another American Century fund without a sales charge if you meet the following criteria:
* The exchange is for a minimum of $100
* For an exchange that opens a new account, the amount of the exchange must meet or exceed the minimum account size requirement for the fund receiving the exchange
    For purposes of computing any applicable CDSC on shares that have been exchanged, the holding period will begin as of the date of purchase of the original fund owned. Exchanges from a money market fund are subject to a sales charge on the fund being purchased, unless
the money market fund shares were acquired by exchange from a fund with a sales charge or by reinvestment of dividends or capital gains distributions.
    A signature guarantee - which is different from a notarized signature - is a warranty that the signature presented is genuine.
We may require a signature guarantee for the following transactions.
* You have chosen to conduct business in writing only and would like to redeem over $100,000.
* Your redemption or distribution check or automatic redemption is made payable to someone other than the account owners.
* Your redemption proceeds or distribution amount is sent by EFT
(ACH or wire) to a destination other than your personal bank account.
* You are transferring ownership of an account over $100,000.
* You change your address and request a redemption over $100,000 within 15 days.
* You change your bank information and request a redemption
within 15 days.
    We reserve the right to require a signature guarantee for other transactions, at our discretion.
    Investment instructions are irrevocable. That means that once you have mailed or otherwise transmitted your investment instruction, you may not modify or cancel it. Each fund reserves the right to suspend the offering of shares for a period of time and to reject any
specific investment (including a purchase by exchange). Additionally, we may refuse a purchase if, in our judgment, it is of a size that would disrupt the management of a fund.
    We reserve the right to change any stated investment requirement, including those that relate to purchases, exchanges and redemptions.
We also may alter, add or discontinue any service or privilege.
Changes may affect all investors or only those in certain classes or groups. In addition, from time to time we may waive a policy on a case-by-case basis, as the advisor deems appropriate.